EXHIBIT 99.1

CB Financial Services Inc. Announces the  Merger of Exchange Underwriters, Inc. and the Beynon Insurance Agency

WASHINGTON, Pa., July 30, 2018 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (“CB” or the “Company”) (NASDAQGM: CBFV), the holding company of Community Bank (the “Bank”) and Exchange Underwriters, Inc., a wholly-owned insurance subsidiary of Community Bank, today announced the merger of Exchange Underwriters and Beynon Insurance, effective August 1, 2018.

This merger brings together two long-standing Southwestern Pennsylvania independent Insurance Agencies, both built upon the premise of serving their customers.  Beynon Insurance was established in 1912 and Exchange Underwriters was established in 1952.  Both Exchange Underwriters and Beynon Insurance are locally owned and operated independent insurance agencies built upon the same values and culture.  On a combined basis, Exchange Underwriters will become one of the largest insurance agencies in the Pittsburgh Region based on annual revenue.

Richard Boyer, President of Exchange Underwriters, said “We are excited to bring the Beynon Insurance employees into the Exchange Underwriters family.  We are both independent insurance agencies that offer stability, knowledge, experience, personalized service and a consultative insurance approach to our customers.”

Patrick G. O’Brien, CB’s President and Chief Executive Officer, said “Beynon Insurance is a well-known Pittsburgh-based agency.  This combination is consistent with our increasing focus on the greater Pittsburgh market.  Additionally, when you combine this transaction with our recently completed merger with First West Virginia/Progressive Bank, a Wheeling and Ohio Valley Bank, we are truly excited about our expanded footprint into new markets and expanded product offering.”

Richard Beynon, President and owner of Beynon Real Estate and Insurance Agency, said “The merger of our insurance agency with Exchange Underwriters is a great fit for our employees and customers. I have always been impressed by Community Bank’s and Exchange Underwriters’ commitment to its employees, customers and communities.”

William Cunningham will join Exchange Underwriters management team as the Chief Operating Officer and Richard Beynon will join Exchange Underwriters as a consultant and a director, allowing Mr. Beynon to continue his involvement in the insurance business going forward. Beynon Real Estate division will continue to be owned and operated by the Beynon family with Richard Beynon as President and Robert Beynon as Chairman of the Board for Beynon & Company Real Estate.

Beynon Insurance clients will continue to work with the same great people that service them now.  The current carriers and policies will remain in place.  When Beynon Insurance clients renew their policies, the combined company will now be able to offer even more carriers and markets than previously offered.  In addition, Exchange Underwriter’s has a dedicated claims department to assist with their claim needs.

For more information visit CB and Community Bank at www.communitybank.tv or Exchange Underwriters at www.exchangeunderwriters.com.

About CB Financial Services, Inc.

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates sixteen offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania, seven offices in Brooke, Marshall, Ohio, Upshur and Wetzel Counties in West Virginia, and one office in Belmont County in Ohio. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary.

About Exchange Underwriters

Exchange Underwriters, Inc. is a wholly owned subsidiary of Community Bank.  Exchange Underwriters is a full-service, independent insurance agency that offers a variety of property and casualty, liability, and other insurance products for businesses and individuals through over 25 insurance carriers. Exchange Underwriters is licensed in more than 35 states. In addition to serving businesses and individuals in the Pittsburgh metropolitan areas, Exchange Underwriters has developed specialty programs that are sold nationwide.

About Beynon Insurance

Beynon Insurance a wholly owned subsidiary of Beynon Real Estate and Insurance Company.  Beynon Insurance is a full-service, independent insurance agency that offers a variety of property and casualty, liability, and other insurance products for businesses and individuals through its many insurance carriers.

Statements contained in this press release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates, our ability to control costs and expenses, and other factors that may be described in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

Contact:
Patrick G. O’Brien
President and Chief Executive Officer
Phone: (724) 225-2400
Fax: (724) 225-4903

Exchange Underwriters
Richard Boyer
President
Phone: (724) 745-1600